IMAX CORPORATION

EXHIBIT 10.29

IMAX International Sales Corporation

January 31st, 2012

Andrew Cripps

19 Gerard Road

Barnes, London

SW13 9RQ

England

Dear Andrew:

I am very pleased to offer you the position of Executive Vice President, IMAX Corporation and President, Europe, Middle East and Africa of IMAX International Sales Corporation. The terms and conditions of your employment are summarized below:

Title:	Executive Vice President, IMAX Corporation and President, Europe, Middle East and Africa of IMAX International Sales Corporation

Reporting to:	Greg Foster on film related matters and Richard Gelfond on all other matters.

Term:	February 27, 2012 to February 27, 2014.

Base salary:	£475,000 (pounds sterling) per annum, to be paid in no less than equal monthly instalments and no later than by the end of each calendar month.

Bonus:	You will be eligible to participate in the IMAX Management Bonus Program, under which your target annual bonus is 100% of your Base Salary. In the first calendar year of employment, your bonus payment will be prorated based on your start date. Calculation of this bonus will be weighted as 50% based on personal performance and 50% based on company performance. Payment of this bonus is discretionary and requires that you be employed with IMAX on the payout date.

Stock Options:	Effective as soon as practicable after your start date of employment, you will be granted non-qualified options (the “Options”) to purchase 400,000 shares of common stock of the Company (the “Common Shares”), at an exercise price per Common Share equal to the Fair Market Value, as defined in the Company’s Stock Option Plan (the “Option Plan”). Twenty five percent (25%) of the Options shall vest and become exercisable on each of the first four anniversary dates of the grant date.

The Options shall be subject to the terms and conditions of the Option Plan and the stock option agreement to be entered into between the Company and yourself as of the applicable date of grant pursuant to, and in accordance with, the terms of the Option Plan.

Benefits:	You will be eligible to receive benefits effective on the first day of your employment, at the Company’s option either by local plan, or an allowance in lieu of benefits including:

(a) Family Medical benefits for you and your eligible dependents;

(b) Disability Insurance;

(b) Life insurance coverage equal to £500,000 (pounds sterling); and

(c) Annual Pension allowance of £20,000 (pounds sterling) for employer contributions to be paid out proportionately on each pay. We are in the process of setting up a pension scheme in the UK and you will convert over to that scheme upon implementation.

Car Allowance:	£850.00 (pounds sterling) per month in addition to operating, maintenance and insurance costs.

Taxes:	In accordance with legislation, you are responsible for filing the required tax returns with the appropriate tax authorities and all associated tax liabilities, as required by law. IMAX will provide the services of Company-designated tax consultant to assist in the preparation of UK and US tax returns for the term of this assignment.

Vacation/
Annual Leave:	You will be eligible to receive twenty five (25) days of paid annual leave per calendar year, exclusive of any statutory holidays observed in the UK. For 2012, this amount will be pro-rated based on your start date.

Location & Travel:	You will be located in or near London, England with significant travel to North America and other locations as necessary to grow and support the business of the Company. This requires a valid passport and the ability to travel to these locations at all times.

You will be eligible for First Class travel to and from the UK to North America, Asia and Latin America and Business Class travel within Europe.

Equipment:	You will be provided a phone/blackberry and laptop computer.

References:	This offer is conditional upon the company receiving satisfactory results from its reference checks.

Background Check:	This offer is subject to the completion of a satisfactory background investigation including criminal check. (CRB check)

Confidentiality & Code of Ethics:	You will be required to execute IMAX’s Confidentiality & Non- Competition Agreement and Code of Ethics (attached) prior to commencing work.

Please indicate your formal acceptance of the above terms by signing this offer and associated documents and faxing to Carrie Lindzon-Jacobs, IMAX Human Resources, at her confidential fax (905-403-6464) or alternatively you may scan and email the signed documents to clj@imax.com. Your facsimile and scanned signature will be considered valid and binding for all purposes.

Andrew, we’re very excited at the prospect of you joining our team and are confident that IMAX will provide you with the opportunity for challenging and rewarding career growth.

Sincerely,

/s/ Richard L Gelfond

Rich Gelfond
CEO
IMAX Corporation

cc: Human Resources

I accept the offer of employment as written:

/s/ Andrew Cripps	Feb. 3, 2012
Andrew Cripps (Signature)	Date

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